UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 18, 2013

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2013, at the 2013 annual and special general meeting of the stockholders of Response Biomedical Corp. (the “Company”), the stockholders approved the Company’s 2008 Amended and Restated Option Plan, Restricted Share Unit Plan and Deferred Share Unit Plan, each as more further described below.

Amended and Restated 2008 Option Plan

The Board approved certain amendments to the terms of the Company’s 2008 Stock Option Plan, or the Plan. The summary description of Plan set forth below does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan that is attached hereto as Exhibit 10.1. The Plan currently provides that a fixed maximum of 24,200,000 common shares (1,210,000 following the Company’s 1:20 common share consolidation effected on September 24, 2012 or approximately 18.4% of the issued and outstanding common shares as of the date of this current report on Form 8-K) may be issued pursuant to the exercised of options granted pursuant to the Plan. The Board approved amendments to modify the Plan to become a “rolling” plan, permitting a maximum of 20% of the issued and outstanding common shares outstanding from time to time to be reserved and available for grant and issuance under the Plan. As of the date of this current report on Form 8-K, 20% of the issued and outstanding common shares is 1,315,532 common shares. Additionally, the Board approved amendments to modify the Plan to provide that any unissued common shares of the Company in respect of which options are granted but cease to be issuable under such option for any reason, including expiry or surrender of the option, will again be available for grant and issuance under the Plan and because of the rolling nature of the Plan, common shares underlying exercised options will also be available for grant following such exercise. Pursuant to the rules of the TSX, as the Plan would become a “rolling” plan, it will again be subject to shareholder approval no later than three years after institution and no later than every three years thereafter.

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified executives, employees and consultants, to incent such individuals to contribute toward the long term goals of the Company, and to encourage such individuals to acquire common shares of the Company as long term investments. To clarify the persons and entities to which options are intended to participate in the Plan, the Board approved amendments to modify the Plan to prohibit any person or entity that beneficially owns, directly or indirectly, more than 10% of the issued and outstanding common shares of the Company from participating in the Plan.

The Board approved amendments to modify the Plan, as amended, the Amended and Restated Stock Option Plan (the “Amended Option Plan”) to:

●

convert the Plan to a “rolling” plan permitting a maximum of 20% of the issuance and outstanding common shares outstanding from time to time to be to be reserved and available for grant and issuance under the Amended Option Plan;

●

permit common shares in respect of which options are granted by that case to be issuable under such option for any reason, including expiry or surrender, and common shares underlying options that are exercised will again be available for grant and issuance under the Amended Option Plan; and

●	prohibit persons or entities that beneficially own, directly or indirectly, more than 10% of the issued and outstanding common shares of the Company from participating in the Amended Option Plan.

Restricted Share Unit Plan

The Board also approved a restricted share unit plan, or the RSU Plan. The summary description of RSU Plan set forth below does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan that is attached hereto as Exhibit 10.2. The Board approved the RSU Plan for the benefit of the Company’s employees, directors and consultants. The RSU Plan has been established to assist the Company in the recruitment and retention of highly qualified employees, directors and eligible consultants by providing a means to reward superior performance, to motivate participants under the RSU Plan to achieve important corporate and personal objectives and, through the proposed issuance by the Company of common shares under the RSU Plan, to better align the interests of participants with the long-term interests of shareholders.

The Board intends to use Restricted Share Units (“RSUs”) issued under the RSU Plan, as well as options issued under the Plan, as part of the Company’s overall executive compensation plan. Since the value of RSUs increase or decrease with the price of the common shares, RSUs reflect a philosophy of aligning the interests of executives with those of the shareholders by tying executive compensation to share price performance. In addition, RSUs assist in the retention of qualified and experienced executives by rewarding those individuals who make a long term commitment.

The RSU Plan is administered by the Compensation Committee of the Board. Employees, directors and eligible consultants of the Company and its designated subsidiaries are eligible to participate in the RSU Plan. In accordance with the terms of the RSU Plan, the Company, under the authority of the Board through the Compensation Committee, will approve those employees, directors and eligible consultants who are entitled to receive RSUs and the number of RSUs and to be awarded to each participant. RSUs awarded to participants are credited to them by means of an entry in a notional account in their favor on the books of the Company. Each RSU awarded conditionally entitles the participant to the delivery of one common share upon attainment of the RSU vesting criteria. As of May 9, 2013, approximately 80 of the Company’s employees, 8 of the Company’s directors, and none of the Company’s consultants were eligible to participate in the RSU Plan.

Non-Employee Director Deferred Share Unit Plan

The Board also approved a non-employee director deferred share unit plan, or the DSU Plan. The summary description of DSU Plan set forth below does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan that is attached hereto as Exhibit 10.3. The Board approved the DSU Plan for the benefit of the Company’s non-executive directors. The DSU Plan has been established to assist the Company in the recruitment and retention of qualified persons to serve on the board of directors and, through the proposed issuance by the Company of common shares under the DSU Plan, to promote better alignment of the interests of directors and the long-term interests of shareholders.

The board of directors intends to use the Deferred Share Units (“DSUs”) issued under the DSU Plan, as well as options issued under the Plan and RSUs issued under the RSU Plan, if any, as part of the Company’s overall director compensation plan. Since the value of DSUs increase or decrease with the price of the common shares, DSUs reflect a philosophy of aligning the interests of directors with those of the shareholders by tying compensation to share price performance.

The DSU Plan is administered by the Compensation Committee of the Board. Non-employee directors of the Company are eligible to participate in the DSU Plan. As of May 9, 2013, approximately 7 of the Company’s non-employee directors were eligible to participate in the DSU Plan.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its Annual and Special Meeting of Stockholders on June 18, 2013 to consider and vote on the matters listed below. The proposals are described in detail in the Proxy Statement filed with the Securities and Exchange Commission on May 18, 2013.

Proposal 1: Set the Board Size to Eight Directors and Election of Directors.

The proposal setting the size of the Board at eight directors was approved by our shareholders. The results of the voting included 4,498,697 votes for, 3,237 votes against, no votes withheld, and no broker non-votes.

Based on the following votes, the individuals named below were each elected to serve as our directors until our next annual meeting of shareholders:

Name	Votes For	Votes Withheld	Broker Non-Votes
Anthony F. Holler, M.D.	4,429,546	2,142	70,246
Joseph D. Keegan, Ph.D.	4,429,546	2,142	70,246
Jeffrey L. Purvin	4,428,620	3,068	70,246
Clinton H. Severson	4,429,539	2,149	70,246
Lewis J. Shuster	4,429,539	2,149	70,246
Peter A. Thompson, M.D.	4,428,875	2,813	70,246
David G. Wang, M.D.	4,428,558	3,130	70,246
Jonathan J. Wang	4,428,310	3,378	70,246

Proposal 2: Approval of Amendments to the Company’s 2008 Stock Option Plan

The amendments to the Company’s 2008 Stock Option Plan, or the Option Plan, were more particularly described in the Company’s proxy statement.

The results of the voting included 4,415,451 votes for, 16,235 votes against, 2 votes withheld, and 70,246 broker non-votes. The amendment was approved.

Proposal 3: Approval by disinterested shareholders of the removal of insider participation limits from the Company’s existing 2008 stock option plan (the “Option Plan”).

The proposal was approved by our shareholders other than insiders eligible to participate in the Option Plan. The results of the voting included 285,873 votes for, 16,226 votes against, no votes withheld, and 70,246 broker non-votes.

Proposal 4: Approval of a restricted share unit plan.

The proposal was approved by our shareholders. The results of the voting included 4,422,244 votes for, 9,444 votes against, no votes withheld, and 70,246 broker non-votes.

Proposal 5: Approval of a non-employee director deferred share unit plan.

The proposal was approved by our shareholders. The results of the voting included 4,423,165 votes for, 8,523 votes against, no votes withheld, and 70,246 broker non-votes.

Proposal 6: Approval by disinterested shareholders of the removal of insider participation limits from the restricted share unit plan.

The proposal was approved by our shareholders other than insiders who are eligible to participate in the restricted share unit plan. The results of the voting included 292,648 votes for, 9,444 votes against, 7 votes withheld, and 70,246 broker non-votes.

Proposal 7: Approval by disinterested shareholders of the removal of insider participation limits from the non-employee director deferred share unit plan.

The proposal was approved by our shareholders other than insiders who are eligible to participate in the non-employee director deferred share unit plan. The results of the voting included 293,727 votes for, 8,370 votes against, 2 votes withheld, and 70,246 broker non-votes.

Proposal 8: Approval by disinterested shareholders of Prior Stock Option Grants.

The Board previously approved the grant of 338,843 options to acquire common shares under the Option Plan subject to approval by the Company’s shareholders other than insiders who are eligible to participate in the Option Plan.

The results of the voting included 282,582 votes for, 19,515 votes against, 2 votes withheld, and 70,246 broker non-votes. The option grants were approved.

Proposal 9: Ratification of Appointment of Independent Registered Public Accounting Firm.

The audit committee of the Board approved the appointment of PricewaterhouseCoopers, LLP, or PwC, as the Company’s independent registered accounting firm and the Board’s wish to be authorized to set its remuneration.

The results of the voting included 4,501,836 votes for, no votes against, 98 votes withheld, and no broker non-votes. The appointment of PwC was approved and the Board is authorized to fix its remuneration

Proposal 10: Advisory Vote to Approve Named Executive Officer Compensation. On an advisory basis, the compensation of our named executive officers as disclosed in our proxy statement was approved by our stockholders:

Votes For	Votes Against	Abstentions	Broker Non-Votes
4,423,229	8,459	0	70,246

Proposal 11: Advisory Vote on the Frequency of the Stockholder Vote on Named Executive Compensation. On an advisory basis, the stockholders indicated their preference that an advisory vote on executive compensation occurs every three years:

1 Year	2 Years	3 Years	Broker Non-Votes
79,353	40,380	4,311,955	70,246

Based on the approval of three years as the frequency of an advisory vote on the compensation of the Response Biomedical named executive officers, the Company’s board of directors has determined that it will hold an advisory vote on the compensation of Response Biomedical’s named executive officers every three years until the next required vote on the frequency of such an advisory vote.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
10.1	Amended and Restated 2008 Stock Option Plan.
10.2	Response Biomedical Corp., Restricted Share Unit Plan.
10.3	Response Biomedical Corp., Non-Employee Directors Deferred Share Unit Plan.
99.1	Press Release, dated June 19, 2013.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

By:	/s/William J. Adams
William J. Adams Chief Financial Officer

Date: June 19, 2013

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated 2008 Stock Option Plan.
10.2	Response Biomedical Corp., Restricted Share Unit Plan.
10.3	Response Biomedical Corp., Non-Employee Directors Deferred Share Unit Plan.
99.1	Press Release, dated June 19, 2013.